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                                                                    EXHIBIT 99.1

                       HS RESOURCES CLOSES ACQUISITION OF
                          AMOCO WATTENBERG PROPERTIES

December 17, 1997

San Francisco, California -- HS Resources, Inc. (NYSE:HSE) today announced that it has completed the previously announced acquisition from Amoco Production Company, a subsidiary of Amoco Corp. (NYSE:AN), of all of Amoco's oil and gas producing properties located in the Denver-Julesburg ("D-J") Basin of northeast Colorado. The Company paid $290 million in cash, issued 1.2 million shares of common stock and transferred to Amoco certain properties located in Oklahoma. The effective date of the transaction was December 1, 1997.

According to the Company, estimated proved reserves on the acquired properties are approximately 15.2 million barrels of oil and 330 billion cubic feet of gas, or approximately 70.2 million equivalent barrels of oil. The properties include more than 800 operated wells located on 411,000 gross (311,000 net) acres with an average working interest of 91%, plus smaller interests in approximately 1,200 wells operated by others, including more than 500 operated by HSE.

The Company also announced that, concurrently with the Amoco closing, it closed two separate transactions which monetize a portion of the Section 29 income tax credits associated with production from the acquired properties. The first transaction was entered into with a financial institution, covering production from 534 wells, and is structurally similar to previous transactions entered into with the same institution. At closing HSE received net cash proceeds of $9.7 million, and it will receive additional future cash payments which are a function of future tax credit qualified production. In the second transaction, HSE sold small, non-operated working interests and associated tax credits in 138 gross (2 net) wells to Patina Oil and Gas Corporation (NYSE:POG). Net proceeds to HSE at closing of this transaction were $2.4 million.
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HSE President Mike Highum said, "The acquisition of the Amoco assets is a significant milestone in the Company's efforts to reconsolidate oil and gas properties in the D-J Basin. This reconsolidation opens the way to development and production of billions of cubic feet of gas previously stranded because of the complex layering of ownership. We expect that the transition from Amoco's operatorship to ours will be accomplished smoothly and quickly, and should result in lower per-unit operating costs."

CEO Nick Sutton noted, "Our technical and operational teams performed an exhaustive analysis of these properties. They now are looking forward to bringing significant new production on-line and booking new proved reserves. Through their work, we have identified more than 2,100 opportunities to put more than $400 million of low risk, high return capital to work in such activities as infill drilling, refracs and recompletions, which we believe will substantially augment the estimated 70.2 MMBoe of proved reserves. Last week we filed with the Securities and Exchange Commission a report on Form 8-K which describes the Amoco transaction in great detail, including a more specific analysis of the opportunities which the transaction brings to the Company. We have no doubt that these opportunities will substantially increase value to our shareholders, including Amoco, our newest large shareholder."

Jim Duffy, the Company's Chief Financial Officer, commented, "We are delighted to have this transaction closed, and to add these properties to our extensive D-J Basin holdings. Looking into the new year, we are evaluating the many options available to us for the longer term financing of the purchase. As a part of our financing strategy, on December 1 we acquired an option, which is exercisable through December 23, 1997, to hedge calendar year 1998 product prices at $2.15 per MMBtu and $19.00 per Bbl (based on futures prices on the New York Mercantile Exchange) covering virtually all of the Amoco property production. By doing that, we effectively took near-term product price risk out of the financing decision."
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Statements concerning debt repayment, operating costs, transition of operations, drilling, exploration and other plans, expectations of drilling success, production or reserve levels and all similar statements or implications are forward looking statements within the meaning of Federal securities laws. Actual results or events may differ materially from these forward looking statements, depending upon a variety of factors, including commodity prices, availability of capital, results of exploration and other drilling, cash flow from operations, costs of materials and labor, availability of equipment, regulatory burdens, Company objectives and business judgment and other, both within and outside of the Company's control. The Company's forward looking statements are qualified in their entirety by these and other factors more fully set forth on the Company's report on Form 8-K filed February 26, 1997.

HS Resources, Inc. is an independent oil and gas exploration and development company with active projects in the Rocky Mountain, Mid-Continent and Gulf Coast regions. The common stock of HS Resources, Inc. is traded on the New York Stock Exchange under the symbol "HSE".

Contact:  Theodore Gazulis
          Vice President - Treasury,
          Capital Markets and Investor Relations

          415-433-5795
          tgazulis@hsresources.com